Exhibit 99.1

OWENS CORNING WORLD HEADQUARTERS ONE OWENS CORNING PARKWAY TOLEDO, OHIO, USA 43659 419.248.8000

For Immediate Release

Media Inquiries: Jason Saragian 419.248.8987	Investor Inquiries: Scott Deitz 419.248.8935

Owens Corning Appoints Duncan Palmer Chief Financial Officer

Mr. Palmer Succeeds CEO-Elect Mike Thaman

TOLEDO, Ohio – Aug. 21, 2007 – Owens Corning (NYSE: OC), a world leader in building materials systems and glass fiber composites, today announced the appointment of Duncan Palmer to the position of chief financial officer, effective mid-September 2007.

Mr. Palmer succeeds CFO Mike Thaman, who is also chairman of the board and will become Owens Corning’s chief executive officer upon current CEO Dave Brown’s retirement later this year. Mr. Thaman will retain the title and responsibilities of chairman of the board. In April of this year, Mr. Brown announced his plans to retire by the end of 2007.

Prior to joining Owens Corning, Mr. Palmer, 41, has spent 20 years with Royal Dutch Shell, most recently as vice-president, upstream commercial finance for Shell International Exploration and Production BV. In this role Mr. Palmer was responsible for finance support for major oil and gas business development and portfolio activity in Shell’s Exploration and Production and Gas and Power businesses.

Prior to this role, Mr. Palmer was vice-president finance for the Shell Lubricants business globally. Shell Lubricants is the world’s largest motor oil and lubricants business with a global market share of 12 percent and sales volume of 4.5 million tonnes from operations in 120 countries. In that capacity, Mr. Palmer led the lubricants finance function including responsibility for global financial management and reporting, lubricants supply chain and manufacturing finance, investment appraisal and cost management. He has led the financial integration of acquired businesses, which have exceeded expectations for the realization of synergies. Mr. Palmer successfully integrated global financial systems, governance and strategic initiatives into a common global platform within the lubricants business.

Copyright © 2007 Owens Corning

“Duncan is an extraordinary financial executive who will add to Owens Corning’s performance and success,” said Mr. Thaman. “His international business expertise and proven financial leadership will further strengthen our company around the world. Duncan’s successful career at Shell demonstrates his ability to help grow businesses through acquisition and globalization, and he has extensive experience in global financial management, reporting and governance.”

“I’m pleased that Duncan is joining Owens Corning,” said Mr. Brown. “Duncan is an ideal addition to our leadership team and his arrival is an important step in Mike Thaman’s full transition to CEO upon my retirement.”

Mr. Palmer earned degrees from St. John’s College in Cambridge, UK (Bachelor of Arts, 1987) and the Stanford Graduate School of Business (Master of Business Administration, 1994). He is also a UK Chartered Management Accountant.

About Owens Corning

Owens Corning is a world leader in building materials systems and composite solutions. A Fortune 500 company for more than 50 years, Owens Corning’s people redefine what is possible each day to deliver high-quality products and services ranging from insulation, roofing, siding and stone, to glass composite materials used in transportation, electronics, telecommunications and other high-performance applications. Founded in 1938, Owens Corning is a market-leading innovator of glass-fiber technology with sales of $6.5 billion in 2006 and 19,000 employees in 26 countries. Additional information is available at http://www.owenscorning.com/.

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Copyright © 2007 Owens Corning